Employment Agreement

This Employment Agreement (“Agreement”) is entered into between Alaska Communications Systems Group, Inc., a Delaware corporation, its subsidiaries, affiliates and any business ventures in which they may participate (collectively “ACS” or “the Company”) and Anand Vadapalli (“Executive”). ACS and Executive are also referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Executive has served successfully in key leadership positions with ACS since 2006; and

WHEREAS, the Company has progressively expanded Executive’s role and responsibilities with the Company over time; and

WHEREAS, the Company desires to continue to employ and to promote Executive to serve as the President and Chief Executive Officer of the Company; and

WHEREAS, Executive agrees to provide such services to ACS upon the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and other good and valuable consideration set forth in this Agreement, the sufficiency and receipt of which are hereby acknowledged, ACS and Executive hereby agree as follows:

1.	Effective Date and Effect of Prior Agreement. The effective date (“Effective Date”) of this Agreement shall be August 5, 2015. Subject to the opportunity to vest previously granted awards, this Agreement rescinds and supersedes any prior employment agreement between the parties.

2.	Position Title and Location. ACS hereby employs Executive and Executive accepts employment by ACS as the President and Chief Executive Officer (“CEO”) of the Company. Executive shall also be appointed to serve as a director on the Company’s Board of Directors (“Board”) as of the Effective Date of this Agreement, and thereafter shall be nominated and recommended annually by the Board for re-election as a director for so long as he continues to serve as President and CEO of the Company. The primary work location[1] of the principal place of employment for the President and CEO position shall be selected by Executive at either the Company’s headquarters offices in Anchorage, Alaska, or at Executive’s principal residence, which Executive has or may establish at any time during this Agreement anywhere in the lower 48 United States within reasonable flying distance to the Company’s headquarters (“Outside Principal Residence”). If Executive’s primary work location is at his Outside Principal Residence, Executive shall travel to and from work from the Company’s headquarters periodically based on the needs of the business as determined by Executive in consultation with the Board.

3.	Responsibilities and Authority. Executive shall be fully responsible for the general oversight and management of ACS, including overall business strategy, all operating units, operating plans, and financial performance, and such business ventures as the Company may acquire or participate in. In accordance with the Company’s Articles of Incorporation, Bylaws and the ACS Corporate Governance Principles, Executive shall perform all duties incident to his office, as assigned or modified from time to time by the Board.

4.	Reporting. Executive shall report directly to the Board, to each committee of the Board, as requested, and to the Chairman of the Board. All other members of executive management of the Company shall report to Executive.

5.	Term. Unless otherwise terminated as provided in this Agreement, Executive’s term of employment (“Term”) shall commence on the Effective Date and shall continue until June 30, 2018; provided, that the Term shall be automatically extended for successive one-year periods thereafter, unless written Notice is given by either Party to the other Party at least one hundred eighty (180) days prior to the last day of the then-existing initial or extended Term, of the Party’s intent to terminate the Agreement on the last day of that Term.

6.	Loyalty and Effort. Executive agrees to abide by the ACS Articles of Incorporation, Bylaws, Corporate Governance Principles, policies and procedures and decisions of the Board, as those documents may be modified from time to time, and agrees to devote his full time, attention, abilities and efforts to the business of the Company during the Term of this Agreement, except for permitted vacation periods and reasonable periods of illness or incapacity. Executive understands and accepts that he owes the Company the highest duty of fidelity and loyalty. Executive will never make secret profits at ACS’ expense, will not accept favors from customers or suppliers, except in accordance with law and ACS policy, and will protect all of ACS’ property, tangible and intangible, as if it were Executive’s own. While an employee of ACS, Executive will not perform employment duties or provide services for remuneration for any other person or entity without the prior written consent of the Board. Executive may serve as a member of the boards of directors of such other business, community and charitable organizations as he may disclose to the ACS Board of Directors, subject to approval by the Board, which approval may be withheld or rescinded in the best interests of ACS’ business.

7.	Compensation. During the Term of this agreement, ACS agrees to pay Executive, and Executive agrees to accept in exchange for his services under this Agreement, the following compensation:

7.1.	Annual Base Salary. Executive shall be paid an annual base salary of not less than four hundred fifty thousand dollars ($450,000.00) (the “Base Salary”), subject to payroll taxes and withholding, to be paid in substantially equal installments at the same intervals as other officers of ACS are paid. The annual Base Salary shall be prorated for partial years of service based on the number of days Executive is employed in the position compared to the total number of days in the year. The Board shall annually consider Executive’s Base Salary and make such increases as it deems appropriate.

7.2.	Annual Cash Incentive. In addition to the annual Base Salary, Executive is eligible for a target annual Cash Incentive (“CI”) payment, which shall not be less than the Base Salary, with the actual amount to be paid determined annually by the Compensation and Personnel Committee of the Board (“Committee”) based on his achievement of the annual performance objectives (“Objectives”) to be set by the Committee within ninety (90) days of the beginning of each performance year. Except as otherwise specifically provided in this Agreement, to be eligible to receive CI in respect to performance in any performance year, Executive must be actively employed by ACS and in good standing on the day the annual CI amounts are paid for the relevant performance year. Payment of CI to Executive shall be made not later than the time such payments are made to any other Officers of ACS.

7.3.	Long-Term Incentive and Retention Compensation.

7.3.1.	During the Term of this Agreement, Executive shall be eligible to receive annual long-term awards (“LTAs”) in the form of time-vested Restricted Share Units, performance-based Performance Share Units or other equity or equity-based awards, or a combination thereof (“Equity”) and/or performance-based cash awards other than annual cash incentives. To align the interests of Executive with those of the Company shareholders, annual LTAs should be guided by the principle that annual LTAs are not less than twice the value of Executive’s annual base salary. The specific quantity and type of LTAs (as well as the terms and conditions associated with and the grant date schedule for each LTA), however, shall be determined annually by the Compensation and Personnel Committee of the Board of Directors within ninety (90) days of the beginning of each performance year. The annual LTAs shall vest only in the amounts and on the terms and schedule approved by the Board, and based on accomplishment of performance objectives set by the Board, shall be subject to the terms of an individual grant award agreement which must be executed by Executive within a reasonable amount of time following the grant as a condition of vesting the LTA and shall vest post separation only in compliance with the provisions of this Agreement, including those restrictive covenants set forth in Section 12 of this Agreement.

7.3.2.	Executive agrees to abide by ACS’ minimum executive equity holding policies, as those policies may be amended from time to time in the discretion of the Board. Currently, the minimum equity holding requirement for Executive’s position is to accumulate and hold a number of shares of ACS common stock, including both vested and unvested Equity grants having a value of at least three (3) times Executive’s annual Base Salary, within five (5) years of the date Executive started work with ACS. Executive understands and accepts that the Board may modify these minimum holding requirements in the future and agrees that any such future modifications of holding requirements shall be binding on him.

7.4.	Taxes and Withholding. All amounts paid to Executive or to Executive’s estate or beneficiaries, whether in cash or equity compensation, shall be subject to applicable payroll taxes and withholding as required by law, which shall be deducted from the cash payment(s) or shares of stock or stock units, as the case may be, before payment to Executive.

7.5.	Notwithstanding anything to the contrary in this Agreement, in the event that a majority of the shareholders of the Company votes to disapprove: (i) any proposed employee stock incentive plan (“Plan”) or amendment to or extension of any such Plan which is necessary in order to continue awarding Equity grants to the Officers, Directors or employees of ACS; (ii) the authorization of additional shares of Company stock necessary to continue to provide Equity grants to the Officers, Directors or employees of ACS pursuant to any such Plan; or (iii) an advisory vote on Executive’s compensation package; the Parties shall promptly initiate good faith negotiations to amend this Agreement to take into account the results of any of the above shareholder votes. If the Parties are unable to reach agreement on an amendment that is satisfactory to both Parties within a reasonable period of time not to exceed ninety (90) days, either Party may terminate this Agreement thereafter upon thirty (30) days written Notice to the other Party, provided however, in the event that this Agreement is terminated under this section, the Parties shall promptly initiate good faith negotiations to resolve the amount, if any, of any severance payments due to Executive.

8.	Additional Benefits.

8.1	During the Term of this Agreement, and in accordance with their normal eligibility requirements, Executive shall be entitled to participate in other Company benefit programs generally available to all or substantially all of ACS’ employees (excluding participation in Equity compensation and cash incentive programs other than as provided for in this Agreement) on no less favorable terms than are applicable to other Company executives, including health and welfare benefits, paid leave, retirement benefits and 401k plans, and the ACS employee stock purchase plan, all subject to the Board’s authority, from time to time, to add to, modify, replace or discontinue these generally applicable employee benefit programs in accordance with law. In the event that Executive relocates to an Outside Principal Residence and his primary work location is outside of Alaska as permitted pursuant to Section 2 of this Agreement, Executive will not be enrolled in the Alaska Electrical Pension Plan, but will instead be eligible for matching contributions to his 401(k) plan to the extent matching contributions are offered by the Company.

8.2	In the event that Executive relocates to an Outside Principal Residence, Executive shall be entitled to reimbursement for all reasonable travel costs between Executive’s Outside Principal Residence and the Company’s headquarters (currently in Anchorage) or other appropriate business locations, and living expenses while working away from Executive’s Outside Principal Residence. All such expenses shall be reimbursed at actual cost to Executive. Further, the Company shall lease appropriate living accommodations for Executive’s use while working away from his Outside Principal Residence at the Company’s headquarters with such living expenses not to exceed $2,500 per month. Executive shall also be entitled to reimbursement of normal business expenses (including reasonable and necessary travel expenses on behalf of the Company) in accordance with the Company’s applicable expense reimbursement policies and procedures and shall be covered under ACS’ Directors and Officers insurance and corporate indemnification policies, as they may be amended from time to time, and subject to the terms and conditions of those respective plans and programs. Executive shall also receive an annual automobile allowance, which shall be pro-rated in the first and last years of the Term. The Company agrees to reimburse Executive for his reasonable legal and other professional fees actually incurred with respect to the negotiation, and prior to the execution, of this Agreement, up to a maximum of twenty thousand dollars ($20,000.00), upon submission of adequate documentation of such payments by Executive. Reimbursement for legal expenses shall be made promptly, and no event later than March 15 of the year after the year in which this Agreement is executed by both Parties.

8.3	Executive may receive a relocation payment of up to fifty thousand dollars ($50,000.00) for reimbursement of customary relocation expenses and reimbursement of up to fifty thousand dollars ($50,000.00) for realtor commissions associated with the sale of Executive’s principal residence in Anchorage, as documented by receipts submitted by Executive within twelve (12) months of Executive incurring such expenses (and expressly excluding reimbursement of any loss on sale of Executive’s residence) in connection with a relocation Executive makes at any time during the term of this Agreement to establish his Outside Principal Residence as permitted pursuant to Section 2 of this Agreement. Relocation payments are subject to vesting based on continued employment through the end of the Term of this Agreement and will be forfeited on a pro-rata basis based upon the remaining time period of the contract for which the CEO voluntarily elects not to serve. However, the Company may at it sole discretion accelerate such vesting on a discretionary basis.

8.4	Executive understands and acknowledges that under current tax regulations, in the event that Executive relocates his principal residence outside of Anchorage, but spends more than 50% of his working time in Anchorage, travel and living expenses provided by the Company would be considered taxable compensation. Executive acknowledges that he fully understands the tax consequences associated with the reimbursement of travel and living expenses as provided in Section 8.2 and agrees that he shall be solely responsible for any taxes that may be imposed upon such reimbursements and that the Company will not provide any tax gross-up or tax make-whole payment in relation thereto. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

9.	Insurance. At ACS’ request, Executive shall cooperate with ACS in obtaining, at ACS’ expense, key-man life insurance policies on Executive’s life, with ACS to be the beneficiary of any such policies. ACS’ inability to obtain such insurance due to the lack of insurability of Executive shall not be a breach of this Agreement.

10.	Termination of Employment. Upon termination of his service as President and CEO for any reason, Executive shall immediately tender his resignation as a director of the Company, which the Board reserves the right to accept or reject. In the event Executive’s resignation as a director is accepted, Executive shall promptly execute and tender any documents that may be necessary to effectuate his resignation from the Board. Termination of Executive’s employment with ACS may be by any of the following means:

10.1.	By ACS. ACS may terminate the employment of Executive at any time during the Term of this Agreement, with or without Cause (as defined in Section 11.11.1 of this Agreement), upon the giving of written Notice to Executive of such termination in accordance with this Agreement. In the event of termination for Cause, the Company must specify the reasons for the termination in the written Notice provided to Executive.

10.2.	By Executive. Executive may terminate his employment with ACS at any time during the Term of this Agreement, whether for Good Reason or otherwise, upon the giving of written Notice of his resignation in accordance with this Agreement.

10.3.	Upon Retirement. Executive is eligible to terminate his employment by Retirement upon the giving of written Notice as provided in this Agreement, at any time he is eligible for Retirement as that term is defined in Section 11.11.5 of this Agreement.

10.4.	Upon Death or Disability. This Agreement and Executive’s employment with ACS shall terminate immediately upon the Board’s determination of Death or Disability of Executive, as those terms are defined in this Agreement; provided, if Executive is disabled and unable to perform the normal duties of his position for any period longer than sixty (60) days, the Board, in its discretion, may require Executive’s title, duties and responsibilities to be reassigned to and performed by another individual for any period of time during which Executive remains disabled, and such reassignment shall not be considered Good Reason for Executive to resign under this Agreement.

10.5.	Notice of Termination. For a termination of employment for which the Notice requirements are specifically set forth in this Agreement (e.g. subsection 11.11.1—Termination for Cause, or subsection 11.5.2—Resignation for Good Reason), the Notice requirements of the applicable section shall govern. For all other terminations of employment (other than termination for Death or Disability, which is provided for in Section 10.4 hereof, written Notice of the termination of employment shall be provided by ACS or the Executive, whichever initiates the termination. The Notice required by this section 10.5 shall be given at least thirty (30) days in advance of the termination by the Party initiating the termination, during which period Executive’s employment and provision of services will continue; provided, however, that ACS may excuse Executive from any or all of his duties during the Notice period, without changing the date on which the Executive’s employment terminates or reducing the Executive’s compensation for the remainder of the Notice period.

10.6	Cooperation during and after transition. Upon Notice of the non-renewal or other termination of Executive’s employment or this Agreement for any reason, Executive shall provide transition assistance to the Company as is reasonably requested by the Board for a period not to exceed six (6) months from the date of termination of his employment. Executive further agrees that, notwithstanding the termination of his employment, he will continue to reasonably cooperate with the Company in response to reasonable requests for information, affidavits, depositions, testimony or other assistance concerning matters involving the business, or in connection with any regulatory or other reviews or investigations, or the defense or prosecution or any claims, including being available at reasonable times and durations for interviews, depositions and testimony in regard to any matters in which Executive has relevant information. Except for any claim or action that Executive may assert against the Company, Executive shall be reasonably compensated for his time (at the rate of $500 per hour, not to exceed $4,000 per day) and receive reimbursement for expenses, including without limitation lost compensation and reasonable out-of-pocket travel, hotel and meal expenses incurred in connection with providing such transition assistance and cooperation at the Company’s request. Executive agrees that such cooperation shall be provided without the necessity of any subpoenas.

11.	Severance Benefits.

11.1.	Section 409A. For purposes of this Agreement, any installment payments or equity grants in installments shall constitute separate payments for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent possible, payments under this Agreement are intended to qualify as short-term deferrals or as payments under a separation pay plan, as described in Treasury Regulation Sections 1.409A-1(b)(4) and -1(b)(9). To the extent Section 409A applies to any payment under this Agreement, this Agreement is intended to comply with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, applied, operated and administered in a manner consistent with such intentions, so as to avoid subjecting Executive to any additional tax or accelerated income recognition under Section 409A. Except with respect to any amounts that may qualify as short-term deferrals, no Severance Benefits that are payable under this Agreement on account of the Executive’s termination of employment shall be paid unless such termination constitutes a “separation from service,” as that term is defined in applicable Treasury regulations issued under Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment with the Company, Executive is a “Specified Employee,” as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred (without interest). Thereafter, any remaining payments will resume in accordance with this Agreement.

11.2.	General. The severance payments and benefits provided for under this Section 11 (“Severance Benefits”) shall be the only Severance Benefits to which Executive is entitled under this Agreement. Executive understands and agrees that, except as set forth in Section 11.3 below, no Severance Benefits shall be paid if his employment terminates in accordance with Section 5 of this Agreement on June 30, 2018 or such later date to which the Term of his employment may be extended under Section 5 hereof. Upon termination of employment, Executive shall not be eligible for any Cash Incentive or other bonus compensation which has not been paid or, in the case of equity awards, have not vested or been exercised, as the case may be, prior to the date of termination of his employment, except as specifically provided in this Section 11. Except to the extent that it would cause a violation of Section 409A of the Code, ACS may offset against any Severance Benefits which may be owing to Executive any amounts then owed by Executive to the Company. Executive acknowledges and agrees that his entitlement to any Severance Benefits is conditioned upon Executive’s execution, timely delivery and non-revocation of a general release in favor of ACS in the form set forth in Exhibit A, attached hereto, which ACS shall tender to Executive within ten (10) days after termination of his employment and Executive shall sign and deliver to ACS not later than thirty (30) days after his receipt of the general release from the Company or such other period as required by law. Severance Benefits under this Agreement shall be paid on the last day of the sixty (60) day period following Executive’s termination of employment. Executive’s failure to execute the general release provided for herein within the thirty-day (30) day period provided in this Agreement or his revocation of a previously executed release pursuant the terms of that release, shall result in Executive’s forfeiture of all Severance Benefits to which he would otherwise be entitled under this Agreement.

11.3.	Termination in accordance with Section 5 of this Agreement. In the event Executive’s employment terminates at the end of the Term, including any extension thereof, ACS shall pay Executive all of the following: a Cash Incentive (“CI”) payment based on achievement of annual performance Objectives set by the Committee, as determined by the Committee, consisting of: (a) a CI payment for the prior full performance year of Executive’s employment, if CI for such performance year is unpaid as of the date of termination of his employment in the subsequent year; and (b) a CI payment for the final partial year of Executive’s employment, which payment shall be pro-rated based on the number of days in the final partial year that Executive was employed by ACS compared to the total number of days in the year. The Company and any successor shall determine such CI payments in accordance with the objective criteria the board has established to measure Company achievement for the relevant performance year and this measure of Company achievement shall be no less than the level of Company achievement as determined for other Company executive management. Also, unless otherwise required by Section 11.1 hereof, shall be made in the year following the performance year to which the Cash Incentive payments relate at the time Cash Incentive payments are made to other officers of the Company for the performance year(s) in question.

11.3.1.	vesting of any outstanding LTAs on the following basis: (1) continued vesting of time vested awards that are scheduled to vest during subsequent periods; and (2) continued vesting during subsequent periods, subject to the satisfaction of the applicable performance conditions established under the terms of the awards, of performance-based awards that vest in subsequent periods; and

11.3.2.	a relocation payment as set forth in subsection 11.5.1(v) of this Agreement provided Executive has not established an Outside Principal Residence and claimed relocation benefits as provided in Section 8.2.

11.4	Termination for Cause and Resignation without Good Reason. Executive shall not be entitled to receive any Severance Benefits under this Agreement in the event Executive’s employment is terminated by the Company for “Cause” or Executive resigns from his position without “Good Reason,” as those terms are defined in this Agreement. In such event, Executive shall be paid his normal Base Salary prorated to the date of termination of his employment, minus any applicable taxes or other withholding, and shall be entitled only to any standard employee benefits under generally applicable employee benefits plans for which he is eligible upon termination (but excluding any payments provided for upon termination at the expiration of the Term or extended Term under Section 11.3 of this Agreement). Executive shall not be entitled or deemed to have earned any Cash Incentive or bonus compensation payment for work performed during the calendar year in which the termination occurs. Executive shall not be entitled to and shall not receive any equity awards that otherwise might vest after the date of his termination, and all unvested and unexercised equity awards shall be forfeited immediately upon termination of his employment.

11.5	Resignation for Good Reason.

11.5.1	Executive shall be entitled to the following Severance Benefits upon his resignation for Good Reason:

(i)	one times (1x) Executive’s annual Base Salary, and one times (1x) Executive’s target annual Cash Incentive in effect at the time of the termination of his employment; provided, such payment shall be made promptly by ACS in accordance with this Agreement, and in no event later than the earlier of (a) ninety (90) days after the effective date of such termination, or (b) March 15 of the year following the year of termination of Executive’s employment;

(ii)	a Cash Incentive payment based on achievement of annual performance Objectives set by the Committee, as determined by the Committee, consisting of: (a) a CI payment for the prior full performance year of Executive’s employment, if CI for such performance year is unpaid as of the date of termination of his employment in the subsequent year; and (b) a CI payment for the final partial year of Executive’s employment, which payment shall be pro-rated based on the number of days in the final partial year that Executive was employed by ACS compared to the total number of days in the year. The Company and any successor shall determine such CI payments in accordance with the objective criteria the board has established to measure Company achievement for the relevant performance year and this measure of Company achievement shall be no less than the level of Company achievement as determined for other Company executive management. Also, unless otherwise required by Section 11.1 hereof, shall be made in the year following the performance year to which the Cash Incentive payments relate at the time Cash Incentive payments are made to other officers of the Company for the performance year(s) in question.

(iii)	vesting of any outstanding LTAs on the following basis: For any LTAs granted in 2013 or after, (a) continued vesting of time vested awards that are scheduled to vest during subsequent periods, and (b) continued vesting during subsequent periods, subject to the satisfaction of the applicable performance conditions established under the terms of the awards, of performance-based awards that are scheduled to vest in subsequent periods;

(iv)	as additional taxable severance pay, monthly payments for up to one (1) year equal to monthly federal medical COBRA premiums actually paid by Executive for continuing medical insurance coverage for him and his family after termination of employment (less the standard employee contribution amount and required tax withholding); provided, to receive each monthly payment, Executive must promptly provide adequate documentation of COBRA payments actually paid (unless ACS waives this requirement). Payments are to be made promptly by ACS in accordance with this Agreement, and in no event later than March 15 of the year after the year in which the expense was incurred, except that in the event Executive is eligible for comparable medical benefits coverage within the one (1) year period, he must promptly notify the Company of the start date of the replacement coverage, and payments under this subsection 11.5.1(iv) shall cease as of the date replacement coverage is secured;

(v)	a relocation payment of up to fifty thousand dollars ($50,000.00) for reimbursement of customary relocation expenses and reimbursement of up to fifty thousand dollars ($50,000) for realtor commissions associated with the sale of the Executive’s principal residence, as documented by receipts submitted by Executive within twelve (12) months of the termination of Executive’s employment (and expressly excluding reimbursement on any loss on sale of Executive’s residence); provided, this relocation benefit shall not apply: (a) if Executive accepts employment with another company during the Term of this Agreement or within ninety (90) days following the termination of his employment with ACS; or (b) Executive’s new principal place of employment is not more than sixty (60) miles from the Company’s principal headquarters offices in Anchorage, Alaska or Executive’s Outside Principal Residence. Payments under this Section 11.5.1(v) are to be made promptly by ACS, and in no event later than March 15 of the year after the year in which the expense was incurred.

11.5.2	For an event to be deemed Good Reason for Executive’s resignation, it must have occurred within the last sixty (60) days prior to Executive giving of the written Notice required under this subsection 11.5.2; otherwise it will no longer be considered to be Good Reason under this Agreement. Executive must give the Company at least thirty (30) days written Notice of resignation for Good Reason under this Agreement. The Notice must describe the Good Reason{s) with adequate specificity, and the Company, in its discretion, may cure the reason(s) within the thirty (30) day Notice period, in which case Executive no longer has Good Reason to resign. Upon receipt of Executive’s Notice of resignation, the Company, in its discretion, may waive the thirty (30) day Notice period, and terminate Executive’s employment effective immediately, preserving for subsequent resolution whether Good Reason for the resignation has been shown, provided, however, that if all or part of the notice period is waived by the Company, the Company shall pay Executive a lump sum amount equal to his regular Base Salary for the remainder of the thirty (30) days Notice period.

11.6	Termination without Cause. In the event of the involuntary termination of Executive by the Company without Cause (as “Cause” is defined in Section 11.11.1 of this Agreement), Executive shall be entitled to the same Severance Benefits as set forth in Section 11.5 of this Agreement, above, in respect to his resignation with Good Reason.

11.7	Change in Control Termination. Executive is entitled to Change in Control Severance Benefits only if ACS or a successor entity terminates Executive’s employment on an involuntary basis without Cause (other than a termination for Death or Disability or a non-renewal of the Agreement by ACS under Section 5 of this Agreement), or Executive terminates his employment for Good Reason, either of which occurs within four (4) months before or two (2) years after a Change in Control event, as that term is defined in this Agreement. In such event, the Company and any successors shall pay Change in Control Severance Benefits shall be paid to Executive in the following amounts (and in lieu of the amounts described in Section 11.5 and 11.6):

11.7.1	two times (2x) the amount described in Section 11.5(i); provided, (a) one-half of such payment shall be made promptly by ACS in accordance with this Agreement, and in no event later than the earlier of (i) ninety (90) days after the effective date of such termination or (ii) March 15 of the year following the year of termination of Executive’s employment, and (b) one-half of such payment shall be made promptly by ACS in accordance with this Agreement, and in no event later than the later of (x) the date described in subclause A of this Section 11.7.1 or (y) thirty (30) days after the effective date of the Change in Control;

11.7.2	a Cash Incentive payment based on achievement of annual performance Objectives set by the Committee, as determined by the Committee, consisting of: (a) a CI payment for the prior full performance year of Executive’s employment, if CI for such performance year is unpaid as of the date of termination of his employment in the subsequent year; and (b) a CI payment for the final partial year of Executive’s employment, which payment shall be pro-rated based on the number of days in the final partial year that Executive was employed by ACS compared to the total number of days in the year. The Company and any successor shall determine such CI payments in accordance with the objective criteria the board has established to measure Company achievement for the relevant performance year and this measure of Company achievement shall be no less than the level of Company achievement as determined for other Company executive management. Also, unless otherwise required by Section 11.1 hereof, shall be made in the year following the performance year to which the Cash Incentive payments relate at the time Cash Incentive payments are made to other officers of the Company for the performance year(s) in question

11.7.3	accelerated full vesting of LTAs made to Executive in 2011 or after which are unvested as of the date of termination of Executive’s employment, in accordance with the terms of the equity award agreements that have been executed by Executive in regard to each grant;

11.7.4	as additional taxable severance pay, monthly payments for up to eighteen (18) months equal to federal medical COBRA premiums actually paid by Executive for continuing medical insurance coverage for him and his family (less the standard employee contribution amount and required tax withholding); provided, to receive each monthly payment, Executive must promptly provide adequate documentation of COBRA payments actually made (unless ACS waives this requirement). If Executive is not yet eligible for comparable medical benefits at the end of the eighteen (18) month period, monthly payments shall continue for an additional six (6) months at the average monthly rate paid during the preceding eighteen (18) months (for a total of twenty-four (24) months’ payments). Payments under this Section 11.7.4 are to be made promptly by ACS, and in no event later than March 15 of the year after the year in which the expense was incurred, except that in the event Executive is eligible for comparable medical benefits coverage within the twenty-four (24) month period, he must promptly notify the Company of the beginning date of the replacement coverage, and payments under this subsection 11.7.4 shall cease as of the date replacement coverage was secured;

11.7.5	a relocation payment of up to fifty thousand dollars ($50,000.00) for reimbursement of customary relocation expenses and reimbursement of up to fifty thousand dollars ($50,000) for realtor commissions associated with the sale of the Executive’s principal residence, as documented by receipts submitted by Executive to ACS within twelve (12) months of the termination of Executive’s employment (and expressly excluding reimbursement on any loss on the sale of Executive’s residence); provided, that this relocation benefit shall not apply: (i) if Executive accepts employment with another company during the term of this Agreement or within ninety (90) days following termination of his employment with ACS; or (ii) Executive’s new principal place of employment is not more than sixty (60) miles from Company’s principal headquarters offices in Anchorage, Alaska or Executive’s Principal Outside Residence. Payments under this Section 11.7.5 are to be made promptly by ACS, and in no event later than March 15 of the year after the year in which the expense was incurred.

11.8	Limitation on Payments. If it is determined that any payment or benefit provided to or for the benefit of Executive (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999, or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the following provisions (Section 11.8.1 through 11.8.6, below) shall apply.

11.8.1	The Company shall calculate the following:

(i)	Executive’s Net After-Tax Benefit (as defined in 11.8.2 below) assuming that Payments to the Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).

(ii)	Executive’s Net After-Tax Benefit without application of the 4999 Limit.

11.8.2	“Net After-Tax Benefit” shall mean the sum of (i) all payments that Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such Payments.

11.8.3	In the event the amount in 11.8.1(i) is greater than the amount in 11.8.1(ii), Executive shall receive Payments only up to the 4999 Limit. Reductions in Payments shall be made in the following order:

(i)	lump sum Payments under 11.5.1(i) or 11.7.1;

(ii)	COBRA Payments under 11.5.1(iv) or 11.7.4, with the reduction made in the order such Payments are paid, starting with the first paid;

(iii)	cash incentive payments under 11.5.1(ii) or 11.7.2, with the reduction made in the order that such payments are due, starting with the first to be paid; and

(iv)	relocation payments under 11.5.1(v) or 11.7.5.

11.8.4	In the event the amount in 11.8.1(ii) is greater than the amount in 11.8.1(i), then Executive shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax with respect to such Payments.

11.8.5	The determinations required to be made under this Section 11.8 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that Payments are due under this Agreement, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in Section 11.8.6 below). If payments are reduced to the 4999 Limit or the Accounting Firm determines that no Excise Tax is payable by Executive without a reduction in Payments, the Company shall fulfill its withholding and reporting obligations in a manner consistent with a determination that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return.

11.8.6	If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 11.8 (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of Payment, provided that any such Underpayment shall constitute a payment (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)) separate and apart from the Payments; and provided, further, that any such Underpayment shall be deemed a disputed payment (within the meaning of Treasury Regulation Section 1.409A-3(g)). Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to this Section 11.8 and the value of the Payments is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value attributable to such Payments, the Company shall promptly pay to Executive any amounts Payable under this Agreement that were not previously paid solely as a result of this Section 11.8, subject to the 4999 Limit.

11.9	Retirement. Executive is not entitled to any Severance Benefits upon termination of his employment due to his “Retirement,” as that term is defined in this Agreement. Upon his Retirement, Executive shall be entitled to retirement benefits as provided in any applicable Company retirement benefits plan, as such plan may be amended from time to time or replaced. Executive shall not be entitled to any Cash Incentive or other bonus compensation which is unpaid as of the date of his termination of employment due to Retirement, nor to the vesting (or exercise, in the case of stock options or appreciation rights) of any LTAs, except as provided in the terms of the award agreements executed by Executive in regard to each LTA grant, or as otherwise expressly provided in this Agreement. If after retirement Executive accepts employment with or becomes “related to or connected with” a Competitor, as set forth in Section 12.1 hereof, any unvested or unexercised equity awards to which he would otherwise be entitled shall be forfeited as of the date of Executive’s acceptance of such employment or other relationship or connection to any such Competitor. Executive shall promptly notify ACS in writing of his acceptance of employment or other engagement by a Competitor which affects unvested or unexercised equity awards under this Section 11.9.

11.10	Death or Disability Benefits. Executive (or his estate) is not entitled to any Severance Benefits upon termination of his employment due to his “Death or Disability,” as those terms are defined in this Agreement, but rather is entitled to the benefits set forth in this Section. Death or Disability shall not be considered Good Reason to resign under this Agreement. Executive’s employment shall be terminated by the Company immediately in the event of Executive’s Death or Disability. However, ACS shall be obligated to pay Executive (or his estate): (1) his Base Salary prorated to the date of Death or cessation of active work due to Disability: (2) a Cash Incentive payment for the last full performance year prior to the year in which the Death or Disability occurs only if such CI is unpaid as of the date of termination of employment; provided, the amount to be paid shall be based on the Committee’s determination of achievement of performance objectives set by the Committee for that performance year; and (3) a partial Cash Incentive payment based on the Committee’s determination of the achievement of performance objectives in the last partial year of active employment, and pro-rated based on the amount of active work time contributed by Executive during the final partial performance year, compared to the total number of days in the year. Subject to Section 11.1 hereof, any such payment is to be made at the time Cash Incentive payments are made to other officers of the Company for the performance year(s) in question. Executive (or his estate) shall also be entitled to vesting of any outstanding LTAs on the following basis:

11.10.1	For any LTAs granted in 2013 or after, (a) immediate vesting of time vested awards that are scheduled to vest during subsequent periods, and (a) continued vesting during subsequent periods, subject to the satisfaction of the applicable performance conditions established under the terms of the awards, of performance-based awards that are scheduled to vest in subsequent periods.

11.11	Definitions. In this Agreement, the terms listed below shall have the following meanings:

11.11.1	“Cause” means:

(i)	Executive willfully or intentionally fails to perform his assigned duties or comply with lawful directions from the Board, or knowingly makes a material misrepresentation to the Board; or

(ii)	Executive commits fraud, misappropriation or embezzlement against ACS;

(iii)	Executive engages in willful misconduct adverse to ACS or any of its Officers, employees, agents, customers or vendors; provided, that no act or omission shall be considered willful misconduct if it was undertaken in good faith and based on an objectively reasonable interpretation of the Company’s policies or procedures; or

(iv)	Executive knowingly does something illegal, unethical, or dishonest in his work, which includes improprieties arising out of omissions (for example, a failure to report material information), unless such act or omission is demonstrably due an inadvertent error which has only nominal consequences for the Company; or

(v)	Executive is found guilty or pleads guilty or “no-contest” to any felony or a misdemeanor involving theft, dishonesty, fraud or moral turpitude;

(vi)	Executive commits gross misfeasance or gross nonfeasance in the performance of the responsibilities of his position and such conduct materially harms the Company; or

(vii)	Executive breaches a material term of this Agreement or a fiduciary duty owed to the Company, the Board of Directors, or the stockholders.

The Committee shall provide Executive with written Notice of the existence of Cause and, if susceptible of correction, an opportunity to correct the deficiency within thirty (30) days; provided, however, that only one such correction opportunity shall be provided to Executive in any six-month period for the same kind of deficiency; and provided further, that where ACS has suffered or may suffer immediate and grave harm from Executive’s continuation in his position, he may be removed from his position for Cause on less than thirty (30) days Notice and without advance warning.

11.11.2	“Change in Control” means:

(i)	The Company consummates any corporate transaction or series of related transactions, of a reorganization, merger or consolidation (“Business Combination”), unless following the Business Combination the “Persons” who were the “beneficial owners” (as these terms are defined in this Section 11.11.2) of outstanding voting securities of the Company immediately prior to such Business Combination continue to beneficially own over 50% of the combined voting power of the voting securities of the Company or such successor entity outstanding immediately after such Business Combination in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such Business Combination;

(ii)	The acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, other than any acquisition (a) directly from, or by, the Company, including but not limited to a repurchase of common stock by the Company, except for a repurchase in conjunction with a stockholder’s acquisition of additional shares; (b) by a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries;

(iii)	During any period of two (2) years or less, the individual directors of the Board as of the Effective Date of this Agreement (the “Incumbent Directors”) cease to constitute at least two-thirds of the Board; provided, however, that for purposes of this Section 11.11.2, any new director (other than a new director elected or appointed as a result of a threatened or actual proxy contest, who shall not be considered an Incumbent Director) whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the Incumbent Directors then still in office or who were directors at the beginning of such two (2) year period shall be considered an Incumbent Director; or

(iv)	Approval by the stockholders of a complete liquidation or dissolution of the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, in the event of termination of Executive’s employment by the Company in connection with a Change in Control described in this subsection 11.11.2(iv), Executive shall be entitled to receive only those Severance Benefits provided for in Section 11.6 of this Agreement for “Termination without Cause;” or

(v)	The sale of all or substantially all of the assets of ACS (including those of the Company’s subsidiaries).

In no event shall the sale of the Company’s stock to the public by the Company pursuant to a registration statement filed with the Securities and Exchange Commission constitute a Change in Control for purposes of this Agreement.

11.11.3	“Death or Disability” means:

(i)	Executive is dead, declared dead, or is missing and his whereabouts unknown for three (3) consecutive months; or

(ii)	Executive becomes physically or mentally incapacitated and is unable to perform the normal duties of his position for at least six (6) consecutive months during any one (1) year period, not limited to a calendar year. If the Parties disagree about whether Executive is disabled, ACS shall obtain an independent physician’s opinion. Executive’s refusal or failure to submit to an examination by a physician selected by the Company and reasonably acceptable to Executive shall be conclusive evidence of Executive’s Disability.

11.11.4	“Good Reason” means the Company:

(i)	reduces Executive’s Base Salary or target annual Cash Incentive payment without Executive’s consent;

(ii)	significantly reduces Executive’s other benefits (unless the reduction applies to substantially all other executive officers or substantially all full-time employees of the Company);

(iii)	removes Executive as President and CEO without Cause or significantly reduces Executive’s authority, duties or responsibilities in the Company;

(iv)	requires Executive to work primarily out of an office more than sixty (60) miles from Executive’s principal location of employment or relocates Executive’s principal location of employment more than sixty (60) miles, in each case without Executive’s consent, (this provision is not triggered in the event Executive elects to voluntarily relocate to an Outside Principal Residence); or

(v)	breaches a material obligation ACS owes to Executive under this Agreement.

11.11.5	Eligibility for “Retirement” means Executive is either (i) 65 years old; or (ii) is 58 and has been employed continuously by ACS for more than fifteen (15) years.

11.	12 Officer Severance Policy. For clarity, the Parties acknowledge and agree that, notwithstanding any provision to the contrary in any ACS Officer Severance Policy, such Officer Severance Policy does not apply to Executive and has no applicability to or effect upon this Agreement.

12.	Restrictive Covenants.

12.1.	Non-Competition. Executive agrees that he will not, directly or indirectly, during his employment with ACS, and for a period of two (2) years after termination of his employment with ACS for any reason or for so long as Executive has outstanding unvested LTAs, whichever is longer, be an officer or director of, or be employed by, contract or consult with, or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be related to or connected with (as defined below), in any manner (collectively “engaged by”), any Competitor of ACS, as that term is defined herein. A “Competitor” shall include any person or entity which, directly or via partnership, affiliation, or similar business arrangement, competes with ACS or produces, markets, distributes or otherwise derives benefits from the production, marketing or distribution of products or services which compete with the products or services being marketed by ACS at the time of Executive’s termination of employment, or for new products or services that are marketed after Executive’s separation from the Company but which Executive was involved in preparing for the market, within the significant markets served by ACS at the time of termination of Executive’s employment. Executive shall be deemed to be “related to or connected with” a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee; (b) a corporation or association of which he is a member, employee, consultant or agent; provided, however, that nothing herein shall prevent Executive from the purchase or ownership of shares which constitute less than five percent of the outstanding equity of a publicly held corporation, if Executive has no other relationship with such corporation.

12.2.	Non-Solicitation. Executive agrees that during his employment by ACS and for a period of one (1) year after the date upon which his employment with ACS terminates for any reason or for so long as Executive has outstanding unvested LTAs, whichever is longer, he shall not, directly or indirectly, (i) solicit, influence or entice, or attempt to solicit, influence or entice, any officer, employee, agent, contractor, consultant, partner, joint venture, supplier or customer of ACS to terminate his or her employment with ACS or to cease its business relationship with ACS; or (ii) solicit, influence, entice or in any way divert any officer, employee, agent, contractor, customer, potential customer, distributor, partner, joint venture or supplier of ACS to do business or in any way become associated with any Competitor of ACS.

12.3.	Non-Disparagement. Each party agrees that during Executive’s employment by ACS and at all times thereafter, unless otherwise required by law, neither will make any statement, whether oral, written, or electronic, regarding the other or any aspect of ACS’s business, including but not limited to, its finances, business strategy or plans, customers or potential customers, directors, officers or employees (including Executive), that is unfavorable to or which disparages Executive or ACS or which adversely affects Executive’s or Company’s standing or reputation with the public or in the telecommunications industry.

12.4.	Confidentiality and Non-Disclosure. Executive acknowledges that, in the course of employment with the Company, he has had and will continue to have access to and learn confidential information. Confidential information includes, but is not limited to information about the Company’s customers and potential customers, customer data, pricing and other terms and conditions under which the Company deals with customers or other companies, pricing and other information related to the purchase or sale of company stock, assets or products, financing and securitization arrangements, research materials, manuals, computer programs, systems, formulas, data, techniques, network maps, technical information, trade secrets, product development information, marketing plans and tactics, lists of suppliers and suppliers’ terms and pricing, the processes and practices of the Company and any competitor companies, financial information, information prepared for or generated by the ACS Board of Directors, wages and salary information, labor agreements, personnel information, and any other information designated by the Company as confidential or that Executive knows or should know is confidential information, including the confidential information of third parties, information subject to non-disclosure or confidentiality agreements, and all other proprietary information of the Company (collectively “Confidential Information”). Executive acknowledges and agrees that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the Executive in connection with his employment with the Company, and it shall be returned to the Company upon termination of Executive’s employment for any reason. Executive agrees that during his employment with ACS and at all times thereafter, he shall keep secret all Confidential Information and shall not disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company. Executive agrees that he will not copy, transmit, reproduce, summarize, quote or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work done by Executive for the Company. Executive agrees to exercise the highest duty of care in safeguarding Confidential Information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Company to ensure protection of the confidentiality of the Confidential Information. Executive further agrees, in addition to the specific covenants contained herein, to comply with all of the Company’s policies and procedures, as well as all applicable laws, for the protection of Confidential Information.

12.5.	Clawback Requirement. Upon written Notice by the Board of Directors or any Committee of the Board to Executive describing a repayment obligation and amount owed under this Section 12.5, Executive shall be required to return to or reimburse the Company for any amount of Cash Incentive or bonus payment, any equity award made (or the value thereof), the profits realized from the sale of securities of the Corporation, or any Severance Benefit or payment, as the case may be, that was provided to Executive on the basis financial results later found to require an accounting restatement as set forth in Section 304 of the Sarbanes-Oxley Act of 2002, as amended (15 U.S.C. 7243) or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (15 U.S.C. 78j-4) or their implementing regulations (as the same may be adopted or amended in the future); provided, the reimbursement required by this Section 12.5 shall be for the time periods as set forth in each relevant statute, above, and, provided further, that any clawback policy adopted by the Company may be modified subsequently by the Company to the extent necessary to comply with any applicable law, regulation or exchange listing standard, without the necessity that this Agreement be amended or that Executive consent to the application of such policy. In addition, Executive shall be required to return to or reimburse the Company for any Severance Benefits received under this Agreement if the Company subsequently discovers any actions or omissions by Executive prior to termination of his employment which would have warranted his termination for Cause under this Agreement, or any action by Executive subsequent to the termination of his employment which constitutes a breach of the restrictive covenants in this Section 12. Executive agrees to promptly (within thirty (30) days of written Notice from the Company) make any such repayment owed to ACS. This clawback requirement shall apply during Executive’s Term of employment and shall survive the termination of his employment and this Agreement, regardless of Executive’s employment status at the time the error is discovered.

12.6.	Corporate Governance and Compliance. At all times during his employment with ACS, Executive agrees to abide and be bound by the provisions of the ACS Articles of Incorporation, its Bylaws, all resolutions and other decisions of the Board of Directors, its Chairman, and Committees of the Board, within the lawful scope of their authority, governing statutes, regulations, Corporate Governance Principles, as approved by the Board, and the ACS Corporate Compliance Program Manual (including its appendices). Executive acknowledges and accepts that these documents may be amended from time to time in the future, and that such documents and any such future amendments, shall be deemed to be specifically incorporated into this Agreement and shall be applicable to and binding on Executive at all times under this Agreement.

13.	Equitable Relief. Executive acknowledges and agrees that the provisions of Section 12 of this Agreement are essential to ACS, that ACS would not enter into this Agreement if it did not include said Section 12, that a violation of Section 12 would constitute a material breach of this Agreement, and that the damages sustained by ACS as a result of Executive’s breach of Section 12 of this Agreement cannot be adequately remedied solely by an award of money damages. Therefore, Executive agrees that, in addition to any other remedy the Company may have under this Agreement or at law, ACS shall be entitled to injunctive and other equitable relief to prevent or halt any breach or threatened breach of Section 12 of the Agreement by Executive.

14.	Effect of Violation. Executive and ACS acknowledge and agree that additional good and sufficient compensation has been provided to Executive in exchange for his agreement to the provisions of Sections 12 of this Agreement. Therefore, in addition the Company’s remedies in equity and at law, Executive’s material violation of Section 12 of this Agreement shall relieve ACS of any obligation it may have to pay any Cash Incentive compensation, bonuses or Severance Benefits that may otherwise be owing but unpaid to Executive, and ACS may cancel any unvested rights to shares of Company stock, but these actions by ACS shall not relieve Executive of his obligations under this Agreement.

15.	Intellectual Property. Any and all inventions, discoveries, ideas, improvements, creations, works of authorship, or other intellectual property, whether or not patentable or copyrightable (“Intellectual Property”), made or conceived by Executive during his employment with the Company, shall be and at all times remain exclusively the property of ACS. Executive hereby assigns to the Company all of his rights to any such Intellectual Property and agrees to promptly disclose any such Intellectual Property in writing to the Company. Executive further agrees to execute and assign any and all proper applications, assignments and other documents and to render all assistance reasonably necessary to obtain patent, copyright or trademark protection for any such Intellectual Property in ACS’ name.

16.	Representations and Warranties. Executive represents and warrants that he is not a party to nor bound by any other agreement or arrangement that would in any manner conflict with or impede his execution or performance of this Agreement, or his performance of any duties imposed upon Executive by ACS’ Articles of Incorporation, its Bylaws, Corporate Governance Principles, Corporate Compliance Program, or any corporate or other statutory or common law.

17.	Insurance and Indemnity. The Company shall, to the extent permitted by law, include Executive during the Term of this Agreement under any directors and officers’ liability insurance policies maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and other material respects as the coverage provided other directors and officers covered thereby, as such insurance policies may be amended from time to time. The Company’s obligation to provide insurance and indemnify the Executive under the terms of such policies shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with ACS.

18.	Notice. Whenever Notice, demands and other communications to a Party are provided for in this Agreement, such Notice shall be given in writing, addressed to Executive or the Board of Directors of ACS, as the case may be, with a copy of each such Notice provided to the General Counsel of ACS. Notice under this Agreement shall be considered effective when actually delivered by hand, overnight courier service or first class mail, return receipt requested to the addresses provided herein, or to such other address as any Party shall have furnished in writing to the other Party in the same manner as required by this Section 18.

Notice to the Board of Directors of ACS shall be provided to:

Board of Directors

Alaska Communications Systems Group, Inc.

600	Telephone Avenue, MS 65

Anchorage, Alaska 9950

with a copy to the ACS General Counsel at the same address.

Notice to Executive shall be provided to the following address:

Anand Vadapalli

16044 Essex Point Circle

Anchorage AK 99516

Except as to notice for matters relating to termination of Executive’s employment, non-renewal of this Agreement, and claims for Severance Benefits under this Agreement, the timing of which Notice is governed by the relevant Sections of this Agreement pertaining to each of them, as to all other matters, Notice describing a breach of this Agreement by either Party shall be provided to the other Party in writing, as provided in this Section 18, and shall provide a minimum of thirty (30) days for the Party alleged to be in breach to correct the breach before taking further action in response to the breach. This thirty (30) day notice period may be waived by the Board of Directors in the event of a material breach by Executive that causes or threatens to cause significant adverse effects on the Company or its shareholders.

19.	Assignment. This Agreement is personal to Executive and shall not be assignable by Executive. No right or interest in any payments to Executive (including rights to stock awards) shall be assignable by Executive. ACS may assign its rights and obligations under this Agreement to (i) any entity resulting from any merger, consolidation or other reorganization or Business Consolidation to which ACS is a party; or (ii) any corporation, partnership, association or other person or entity to which ACS may transfer all or substantially all of the assets and business of the Company existing as the time of the assignment. In the event of a permitted assignment, all of the terms and conditions of this Agreement shall continue to be binding upon and shall inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and permitted assigns. Assignments not permitted by this Agreement shall be deemed void.

20.	No third party beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the Parties hereto and, in the case of Executive, his estate, heirs or personal representatives), any rights or remedies under or by reason of this Agreement.

21.	Waiver. No failure or delay by either party to this Agreement in exercising, protecting or enforcing any of it rights, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver of any provision of this Agreement or the Agreement as a whole, either in one instance or any other instance or circumstance. All rights and remedies of the parties under this Agreement shall be cumulative and not exclusive any other rights or remedies.

22.	Amendments. No amendment, modification, waiver, departure from or discharge of any provision of this Agreement shall be effective unless it is made in writing, specifically identifying the Agreement and the provision(s) to be amended, and signed by both ACS and Executive. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other means not set forth in a written amendment in accordance with this Section 22 and signed by ACS and Executive.

23.	Rules of Construction. This Agreement has been jointly drafted and freely and fully negotiated by the Parties, each of which has had ample opportunity to consult with its attorneys, and, consequently, the terms and conditions hereof shall not be subject to any rules of construction or presumptions in favor of or against either Party. When the context requires, the plural shall be deemed to include the singular, and the singular shall include the plural in this Agreement. Except as to words specifically defined in this Agreement, which definitions shall control, words in this Agreement shall be given their ordinary meanings. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement otherwise applicable to Executive or the Company, this Agreement shall control.

24.	Applicable Law; Venue. This Agreement shall in all respects, including all matters of construction, validity, performance and enforcement, be governed by, and construed and enforced in accordance with the laws of the State of Alaska, without regard to any conflicts of laws rules. The Parties both agree to irrevocably consent to the exclusive jurisdiction and venue of the state courts located in Anchorage, Alaska, in connection with any dispute arising from or relating to this Agreement. ACS and Executive further agree to irrevocably waive any rights they might otherwise have to a jury trial in any such proceeding.

25.	Attorneys Fees. Each Party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this agreement.

26.	Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, to the full extent permitted by law: (a) all other provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties hereto as nearly as may be possible; (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement; and (c) any court having jurisdiction shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

27.	Survival. Termination of Executive’s employment with the Company or termination or expiration of this Agreement shall not affect the continued effectiveness of provisions of this Agreement that, by their content, context, implication or effect, should survive in order to effectuate the intent of the Agreement.

28.	Headings. All headings used in this Agreement are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

29.	Counterparts. This Agreement, and any Amendment entered into pursuant to Section 22 of this Agreement, may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

30.	Entire Agreement. This Agreement constitutes the entire agreement between ACS and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, representations, promises, understandings or agreements between ACS and Executive with respect to the employment relationship are hereby superseded and nullified in their entireties, and this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either Party which are not set forth in this Agreement.

1 “Primary work location” means the location where Executive spends more than 50% of his working time.

IN WITNESS WHEREOF, ACS and Executive have executed and entered into this Agreement on the date set forth below.

EXECUTIVE:

By: /s/ Anand Vadapalli
(Signature)

Name: Anand Vadapalli

Date: August 5, 2015

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By: /s/ Leonard Steinberg

(Signature)

Name: Leonard Steinberg

Its: Corporate Secretary

Date: August 5, 2015